AMENDED AND RESTATED CERTIFICATE OF FORMATION
                                       OF
                              ML SSG DELAWARE, LLC

                  THIS Amended and Restated Certificate of Formation of ML SSG Delaware, LLC (the "LLC"), dated September 18, 2000, has been duly executed and is being filed by Richard A. Harper, as an authorized person, in accordance with the provisions of 6 Del. C. ss. 18-208, for purposes of changing the LLC's name from ML SSG Delaware, LLC to Government Securities Delaware, LLC and otherwise restating the original Certificate of Formation of ML SSG Delaware, LLC, which was filed on August 8, 2000 with the Secretary of State of the State of Delaware (the "Certificate") to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. ss. 18-101, et seq.).

                  The Certificate is hereby amended and restated in its entirety to read as follows:

FIRST:            The name of the LLC formed hereby is:

                           Government Securities Delaware, LLC

SECOND: The address of the registered office of the LLC in the State of Delaware is:

                           Corporation Trust Center
                           1209 Orange Street
                           Wilmington, New Castle County, DE 19801

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is:

                           The Corporation Trust Company
                           Corporation Trust Center
                           1209 Orange Street
                           Wilmington, New Castle County, DE 19801

                  IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.







                                            ________________________________
                                            Richard A. Harper
                                            Manager and an authorized person